CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2023, relating to the financial statements and financial highlights of Commonwealth Australia/New Zealand Fund, Africa Fund, Commonwealth Japan Fund, Commonwealth Global Fund, and Commonwealth Real Estate Securities Fund, each a series of Commonwealth International Series Trust, for the year ended October 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania February 27, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board